                                                                    EXHIBIT 99.1

                        DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of Nucentrix and their ages as of April 30, 2002, are given below.

                 NAME                                 AGE                POSITION(S) HELD
                 ----                                 ---                ----------------
         Carroll D. McHenry.....................      59    Chairman of the Board, President, Chief
                                                            Executive Officer and Director
         J. David Darnell.......................      56    Senior Vice President and Chief Financial Officer
         J. Curtis Henderson....................      39    Senior Vice President, General Counsel and
                                                            Secretary
         Frank H. Hosea.........................      52    Senior Vice President -- Video Operations
         Russell A. Wiseman.....................      38    Senior Vice President -- Internet Operations
         Richard B. Gold........................      47    Director
         Steven D. Scheiwe......................      41    Director
         Neil S. Subin..........................      37    Director
         R. Ted Weschler........................      40    Director

         There are no understandings or arrangements under which any current member of the board is serving or is entitled to serve on the board.

         Carroll D. McHenry joined Nucentrix as Chairman of the Board, President, Chief Executive Officer, and Acting Chief Financial Officer in April 1997. Mr. McHenry currently serves as Chairman of the Board, President and Chief Executive Officer. Prior to joining Nucentrix, Mr. McHenry was a senior executive at Alltel, a national communications holding company, most recently serving as President of Alltel's Communications Services Group, and serving as President of Alltel Mobile Communications, Inc. from July 1992 to May 1995. From 1991 to 1992, Mr. McHenry was Vice President of Cellular Business Development at Qualcomm, Inc. From 1989 to 1991, Mr. McHenry was Chairman of the Board, President and Chief Executive Officer of Celluland, Inc., a franchiser of cellular telephone stores. From 1980 to 1989, Mr. McHenry served in various capacities with Mobile Communications Corporation of America ("MCCA") and as President and Chief Executive Officer of American Cellular Communications, a joint venture between MCCA and BellSouth.

         J. David Darnell joined Nucentrix in November 2000 as Senior Vice President and Chief Financial Officer. From November 1997 to October 2000, Mr. Darnell served as Senior Vice President and Chief Financial Officer of ILD Telecommunications, Inc., a nationwide facilities-based provider of prepaid phone services and telecommunications outsourcing services. From October 1993 to October 1997, Mr. Darnell was Senior Vice President, Finance and Chief Financial Officer for SA Telecommunications, Inc., a publicly-held full service interexchange carrier which, in November 1997, after Mr. Darnell joined ILD, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to his service at ILD and SA Telecom, Mr. Darnell served as Chief Financial Officer of Messagephone, Inc., a telecommunications technology and intellectual property firm, from 1990 to 1993. Before that, Mr. Darnell served as a financial executive in several other industries, including insurance, transportation, manufacturing, and real estate. Mr. Darnell is a member of the Board of Directors of INTAC International, Inc., a strategic investor and distributor of wireless products in the Asia-Pacific region. Mr. Darnell began his career in public accounting at Ernst & Young and is a certified public accountant.

         J. Curtis Henderson joined Nucentrix in May 1996 as Vice President, General Counsel and Secretary. In September 1998, Mr. Henderson was appointed Senior Vice President. From July 1994 to April 1996, Mr. Henderson was Senior Vice President, General Counsel and Secretary of ZuZu, Inc., a restaurant and franchising company in Dallas, Texas. Prior to his employment at ZuZu, Mr. Henderson practiced law in the Corporate and Securities section of the Dallas law firm of Locke Purnell Rain Harrell.

         Frank H. Hosea joined Nucentrix in November 1998 as Senior Vice President-- Video Operations. From June 1996 to November 1998, Mr. Hosea was Senior Vice President and Chief Operating Officer for CS Wireless. From July 1995 to June 1996, Mr. Hosea was a marketing and operations consultant for Time Warner. From February 1990 to July 1995, Mr. Hosea was Vice President of Sales Field Marketing for KBLCOM, Inc., a division of Time Warner and Houston Industries.

         Russell A. Wiseman joined Nucentrix in April 2000 as Senior Vice President -- Internet Operations. Before joining Nucentrix, Mr. Wiseman was employed by FlashNet Communications, a national Internet Service Provider, serving as Executive Vice President and Chief Sales and Marketing Officer from January 1999 to August 1999, and Executive Vice President and Chief Operating Officer from August 1999 to March 2000. From July 1997 to December 1998, Mr. Wiseman was employed by PrimeCo Personal Communications, a wireless phone service company, first as Vice President -- Strategic Planning and later as Vice President -- Corporate Marketing and Strategy Officer. Before joining PrimeCo, Mr. Wiseman was employed by PA Consulting Group, an international management and technology consulting firm, serving as a Consultant and Principal Consultant from June 1992 to December 1994, Managing Consultant from January 1995 to April 1995, and Managing Consultant/Group Leader - Telecommunications Practice from April 1995 to June 1997. From June 1986 to May 1992, Mr. Wiseman was employed by NYNEX Corporation in network engineering and corporate planning positions.

         Richard B. Gold became a director of Nucentrix in April 1999. Mr. Gold has been the President and Chief Executive Officer of Genoa Corporation, a privately-held optical communications equipment company, since January 1999. Between November 1991 and December 1998, Mr. Gold held various senior-level executive positions with Pacific Monolithics, Inc., a supplier of wireless communications equipment, including Vice President -- Engineering, Chief Operating Officer and, from January 1997 through December 1998, President and Chief Executive Officer. In October 1998, Pacific Monolithics filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Gold is a member of the Audit Committee of the Board of Directors. Mr. Gold currently is a member of the Board of Directors of California Amplifier, Inc., a manufacturer of commercial satellite and microwave wireless access products.

         Steven D. Scheiwe has been a director of Nucentrix since May 2001. Mr. Scheiwe currently is President of ONTRAC Advisors, Inc., a consulting firm providing analysis and management services to private investment funds, equity groups and companies. Mr. Scheiwe was the Chief Executive Officer and a director of Teletrac, Inc., a provider of fleet management services using two-way wireless messaging, from April 1999 to May 2001. From January 1996 to April 1999, Mr. Scheiwe was Vice President, General Counsel and Secretary of Teletrac. In June 1999, Teletrac filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From May 1988 to December 1995, Mr. Scheiwe was General Counsel and Secretary for Premiere Page, Inc., a provider of radio paging services. Mr. Scheiwe is a member of the Audit Committee of the Board of Directors. Mr. Scheiwe currently is a director of Neff Corp., one of the leading equipment rental companies in the United States.

         Neil S. Subin became a director of Nucentrix in April 1999. Mr. Subin founded and has been the Managing Director and President of Trendex Capital Management, a private hedge fund, since 1991. Prior to forming Trendex, Mr. Subin was a private investor from 1988 to 1991 and was an associate with Oppenheimer & Co. from 1986 to 1988. Mr. Subin is Chairman of the Audit Committee, and a member of the Compensation Committee, of the Board of Directors. Mr. Subin currently is a member of the Board of Directors of Dynacore Holdings, a developer of e-commerce and other Internet-related products, and First Avenue Networks, Inc. (formerly Advanced Radio Telecom Corp.), a wireless communications company.

         R. Ted Weschler became a director of Nucentrix in April 1999. Mr. Weschler has been the Managing Partner of Peninsula Capital Advisors, LLC, a private investment management firm in Charlottesville, Virginia, since January 2000. From 1989 to 1999, Mr. Weschler was an executive officer of Quad-C, Inc., a Charlottesville, Virginia-based investment firm. Mr. Weschler currently is a member of the Boards of Directors of WSFS Financial Corporation, a thrift holding company based in Wilmington, Delaware, Virginia National Bank, a national banking association, and is Chairman of the Board of Directors of First Avenue Networks. Mr. Weschler previously served as a director of American Quality Cable, Applied Video Technologies and Wireless Cable of Atlanta, all of which were involved in the MMDS industry. Prior to the formation of Quad-C, Mr. Weschler was employed by W. R. Grace & Co. as a special projects assistant to both the Vice Chairman and Chief Executive Officer of Grace, focusing on acquisitions and divestitures in Grace's restaurant, retailing, healthcare, natural resources, and chemical operations. Mr. Weschler is Chairman of the Compensation Committee of the Board of Directors.

         Executive officers of Nucentrix are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Employment agreements with the executive officers are described under the heading "Executive Compensation and Related Information -- Employment Agreements and Change in Control Arrangements." There are no family relationships between members of the Board of Directors or any executive officers of Nucentrix.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

BOARD COMPENSATION

         Cash Compensation. Each of our non-employee directors receives an annual cash retainer of $5,000 for service as a director, and reimbursement of all ordinary and necessary expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors. Employees of Nucentrix who also serve as members of the Board of Directors do not receive any additional compensation for service as a director, but are reimbursed for expenses.

         Stock Option Awards. Each of our non-employee directors also is eligible to participate in our 1999 Share Incentive Plan at the discretion of the Compensation Committee and on terms and conditions as established by the Compensation Committee. In addition, as part of Nucentrix's plan of reorganization, which became effective in April 1999, each non-employee director of Nucentrix who was serving on the Board of Nucentrix on April 1, 1999, was granted options to purchase 2,000 shares of common stock on April 1, 1999, at an exercise price of $12.50 per share. In addition, each of these non-employee directors became entitled to receive an automatic grant of options to purchase 1,000 shares of common stock on April 1 of each of 2000, 2001, 2002, 2003, and 2004, as long as they are still serving on our Board as of the date of grant. The exercise price for these options is or will be, as applicable, the fair market value of our common stock on the date of grant or, if that date is not a trading day, on the last trading day before the date of grant. Messrs. Gold, Subin and Weschler were serving on the Board of Directors on April 1, 1999, and, therefore, are entitled to receive these options. Options granted to these Board members for 2000, 2001 and 2002 have an exercise price of $29.50, $12.375 and $8.17, respectively. All options that were previously granted and that will be granted in the future to these non-employee directors in connection with our plan of reorganization vest upon our common stock reaching certain stock price objectives for 20 consecutive trading days after the date of grant as follows:
(i) 20% if the price is at or above $16.50, (ii) 40% if the price is at or above $20.80, (iii) 60% if the price is at or above $25.00, (iv) 80% if the price is at or above $28.61, and (iv) 100% if the price is at or above $31.10. The options also immediately vest and become exercisable upon a change in control of Nucentrix, as discussed later in this proxy statement under "Employment Agreements and Change in Control Arrangements - 1999 Share Incentive Plan."

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the total compensation awarded to, earned by or paid by Nucentrix to its Chief Executive Officer and its four most highly compensated executive officers who were serving as executive officers at the end of Nucentrix's last completed fiscal year for services rendered in all capacities to Nucentrix during Nucentrix's fiscal years ended December 31, 2001, 2000 and 1999. We refer to the individuals listed below as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                              ----------------------------------------   --------------------------
                                                                                         RESTRICTED    SECURITIES
                                                                          OTHER ANNUAL      STOCK      UNDERLYING        ALL OTHER
                                              SALARY         BONUS        COMPENSATION      AWARDS     OPTIONS/SARS    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR       ($)           ($)            ($)(1)          ($)           (#)             ($)(2)
---------------------------          ----     -------       --------      ------------   ----------    ------------    ------------
Carroll D. McHenry............       2001     300,000        213,750            --           --               --            2,827
  Chairman, President and            2000     300,000             --            --           --               --               --
  Chief Executive Officer            1999     300,000        187,500            --           --          300,000               --

J. David Darnell..............       2001     165,000         73,631            --           --           20,000            2,158
  Senior Vice President and          2000      24,115(3)      10,000(4)         --           --           80,000               --
  Chief Financial Officer

J. Curtis Henderson...........       2001     185,000         92,269            --           --           30,000            1,138
   Senior Vice President and         2000     172,446         25,000            --           --               --               --
   General Counsel                   1999     158,400        139,500(5)         --           --           70,000               --

Frank H. Hosea................       2001     175,000         91,875            --           --           20,000            2,558
  Senior Vice President --           2000     157,692         25,000            --           --               --               --
  Video Operations                   1999     150,000         78,750            --           --           50,000               --

Russell A. Wiseman............       2001     175,000         59,719            --           --           20,000               --
  Senior Vice President --           2000     112,885(6)      30,000(7)         --           --          100,000               --
  Internet Operations

----------

(1) While the Named Executive Officer may have received certain perquisites for the year, these perquisites did not exceed the lesser of $50,000 or 10% of his or her salary and bonus for the year.

(2)  Represents Nucentrix's 401(k) Plan contributions.

(3) Mr. Darnell joined Nucentrix in November 2000 at an annual base salary of $165,000.

(4)  Incentive bonus paid in connection with Mr. Darnell's hiring.

(5)  Includes $39,500 paid in 1999 under an employee retention program.

(6) Mr. Wiseman joined Nucentrix in April 2000 at an annual base salary of $175,000.

(7) Includes $15,000 incentive bonus paid in connection with Mr. Wiseman's hiring.

         The following table provides information regarding stock options granted during 2001 to each of the Named Executive Officers. No stock appreciation rights were granted during 2001.

                            OPTION/SAR GRANTS IN 2001

                                                                                          POTENTIAL REALIZABLE VALUE
                          NUMBER OF          PERCENT                                       AT ASSUMED ANNUAL RATES
                         SECURITIES          OF TOTAL                                    AT STOCK PRICE APPRECIATION
                         UNDERLYING        OPTIONS/SARS      EXERCISE                        FOR OPTION TERM(1)
                        OPTIONS/SARS        GRANTED TO       OR BASE                     ---------------------------
                           GRANTED         EMPLOYEES IN       PRICE        EXPIRATION
        NAME                 (#)           FISCAL YEAR       ($/SH)(2)        DATE           5%($)         10%($)
        ----            ------------       ------------      ---------     ----------    ------------    -----------
J. David Darnell           20,000(3)           15%           $ 9.68         5/01/08          78,800        183,600

J. Curtis Henderson        30,000(3)           23%           $ 9.68         5/01/08         118,200        275,400

Frank H. Hosea             20,000(3)           15%           $ 9.68         5/01/08          78,800        183,600

Russell A. Wiseman         20,000(3)           15%           $ 9.68         5/01/08          78,800        183,600

----------

     (1) Potential realizable value is based on the assumption that the price of our common stock will appreciate at the rates shown above, compounded annually, from the date of grant until the end of the option term. The values are calculated according to the rules of the Securities and Exchange Commission, and do not reflect our estimate of future prices of our common stock.

     (2) The closing price of our common stock as reported on The Nasdaq Stock Market on the date of grant.

     (3) These stock options vest and become exercisable in increments of 20% on each of the first five anniversaries of the date of grant, May 1, 2001. These options also immediately vest and become exercisable in the event of a change in control of Nucentrix, as discussed below under the heading "Employment Agreements and Change in Control Arrangements - 1999 Share Incentive Plan."

         The following table provides information about the exercise of options to purchase our common stock in 2001, and the number and value of unexercised options, for the Named Executive Officers as of December 31, 2001. No stock appreciation rights have been granted.

     AGGREGATED OPTION/SAR EXERCISES IN 2001 AND YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                                                         OPTIONS/SARS                MONEY OPTIONS/SARS AT
                        SHARES ACQUIRED                            AT DECEMBER 31, 2001(#)            DECEMBER 31, 2001($)
        NAME            ON EXERCISE(#)      VALUE REALIZED($)     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(1)
        ----            ---------------    ------------------     -------------------------      -----------------------------
Carroll D. McHenry             0                     0                    240,060/59,940                       0/0

J. David Darnell               0                     0                     16,000/84,000                  0/26,400

J. Curtis Henderson            0                     0                     56,014/43,986                  0/39,600

Frank H. Hosea                 0                     0                     35,000/35,000                  0/26,400

Russell A. Wiseman             0                     0                     8,000/112,000                  0/26,400

----------

     (1) Based on the closing price ($11.00) of our common stock on December 31, 2001, as reported on The Nasdaq Stock Market.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

         Carroll D. McHenry. Nucentrix entered into an employment agreement with Carroll McHenry for a term of three years, effective as of March 6, 1998. Under the employment agreement, Nucentrix has agreed to pay Mr. McHenry an annual base salary of not less than $300,000. On each anniversary of the effective date of the agreement, the term is automatically extended for one additional year unless Nucentrix or Mr. McHenry elects not to extend the term by notifying the other party at least 90 days before the applicable anniversary of the effective date. Under the employment agreement, if Mr. McHenry's employment is terminated by Nucentrix other than for cause, as defined in the employment agreement, or on account of Mr. McHenry's death or permanent disability, or if Mr. McHenry resigns for good reason, as defined in the employment agreement, then Nucentrix has agreed to pay Mr. McHenry a severance payment equal to his then-current annual base salary, excluding any bonuses, for the balance of the term of his employment agreement.

         Other Named Executive Officers. Nucentrix also has entered into employment agreements with each of Curtis Henderson and Frank Hosea. Mr. Henderson's employment agreement became effective on April 8, 1998. Mr. Hosea's employment agreement became effective on November 3, 1998. Each of these employment agreements is for a term of two years from their respective effective dates. Under the employment agreements, Nucentrix has agreed to pay each officer an annual base salary of not less than: Mr. Henderson-- $144,000, Mr. Hosea -- $150,000.

         On each anniversary of the effective date of each employment agreement, the term is automatically extended for one additional year unless Nucentrix or the respective officer elects not to extend the agreement by notifying the other party at least 90 days before the applicable anniversary of the effective date. Under each employment agreement, if the officer's employment is terminated by Nucentrix other than for cause, as defined in each employment agreement, or on account of the officer's death or permanent disability, or if the officer resigns for good reason, as defined in each employment agreement, then Nucentrix is required to pay the officer a severance payment equal to his or her then-current annual base salary, excluding any bonuses, for the balance of the term of the officer's employment agreement.

         Each of the employment agreements discussed above provides that the officer will be entitled to participate in the Nucentrix Performance Incentive Compensation Plan and other bonus plans, if any, as the Board of Directors or the Compensation Committee may specify. The officers also are eligible, independent of the employment agreements, to participate in and receive awards under Nucentrix's 1999 Share Incentive Plan and to receive discretionary bonuses, if any, as from time to time approved by the Compensation Committee.

1999 Share Incentive Plan

         The 1999 Share Incentive Plan provides for the granting of stock options and stock appreciation rights for non-employee directors, officers and key employees of, and consultants to, Nucentrix and its subsidiaries. In 2001, Nucentrix granted nonqualified stock options to the Named Executive Officers as described in the "Option/SAR Grants in 2001" table.

        Under the 1999 Share Incentive Plan, upon a change in control of Nucentrix, all outstanding stock options and stock appreciation rights will immediately vest and become exercisable and all performance targets relating to outstanding benefits shall be deemed to have been satisfied as of the time of a change in control. Under the 1999 Share Incentive Plan, a "change in control" of Nucentrix occurs upon any of four situations:

    o any person (other than an employee benefit plan of Nucentrix) acquires 50% or more of the combined voting power of Nucentrix's outstanding securities then entitled to vote for the election of directors,

    o during any period of two consecutive years, the individuals who at the beginning of the period constitute the Board of Directors or any individuals who would be "Continuing Directors" (as defined below) cease for any reason to constitute at least a majority of the Board of Directors,

    o Nucentrix's stockholders approve a sale of all or substantially all of the assets of Nucentrix, or

    o Nucentrix's stockholders approve any merger, consolidation or like business combination or reorganization of Nucentrix, the consummation of which would result in the occurrence of any event described in the first and second bullet points above, and such transaction shall have been consummated.

         "Continuing Directors" means the directors of Nucentrix in office on April 1, 1999, and any successor to any director and any additional director who after April 1, 1999, was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection. All current directors and director nominees qualify as Continuing Directors.

         The Compensation Committee, in its discretion, also may determine that, upon the occurrence of a change in control of Nucentrix, each outstanding benefit will terminate within a specified number of days after notice to the holder, and that the holder also receive with respect to each share of common stock that is subject to the benefit an amount equal to the excess fair market value of the share of common stock immediately before the occurrence of the change in control over the exercise price per share of the benefit.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         Based upon information known to Nucentrix as of April 30, 2002, the following table sets forth the ownership of the shares of common stock issued and outstanding as of April 30, 2002, by:

    o each person or group that is the beneficial owner of more than 5% of our shares,

    o each director, nominee for director and Named Executive Officer of Nucentrix, and

    o all directors, nominees for director and executive officers of Nucentrix as a group.

         Unless otherwise indicated, to Nucentrix's knowledge, each person holds sole voting and investment power over the shares shown.

                                                                             SHARES
                                                                          BENEFICIALLY       PERCENTAGE
           NAME OF OWNER                                                      OWNED          OF CLASS(1)
           -------------                                                  ------------       -----------
           Quaker Capital Management Corporation..................                             21.3%
             401 Wood Street                                              2,215,491(2)
             1300 Arrott Building
             Pittsburgh, Pennsylvania 15222-1824

           CFSC Wayland Advisers, Inc.............................        2,001,194(3)         19.2%
             12700 Whitewater Drive
             Minnetonka, Minnesota 55343

           Stephen Feinberg.......................................        1,338,266(4)         12.9%
             450 Park Avenue, 28th Floor
             New York, New York 10002

           Terrence D. Daniels....................................        1,220,609(5)         11.7%
             230 East High Street
             Charlottesville, Virginia 22902

           James B. Rubin.........................................          973,042(6)          9.4%
             10 New King Street
             White Plains, NY 10604

           Georgica Advisors LLC
           Richard Reiss, Jr. ....................................          651,832(7)          6.3%
             1114 Avenue of the Americas
             New York, New York 10036

           Carroll D. McHenry.....................................          262,040(8)          2.5%

           J. David Darnell.......................................           16,000(9)

           J. Curtis Henderson....................................           61,676(10)           *

           Frank H. Hosea.........................................           40,000(9)            *

           Russell A. Wiseman.....................................           16,000(9)            *

           Richard B. Gold........................................              600(9)            *

           Steven D. Scheiwe......................................                0

           Neil S. Subin..........................................           79,399(11)           *

           R. Ted Weschler........................................          101,608(12)           *

           All directors, nominees and executive officers as a group
           (consisting of 9 people)...............................          577,323(13)         5.4%

----------

*    Less than 1%.

(1)  Based on 10,402,814 shares of common stock outstanding on April 30, 2002.

(2) Based on information set forth in Schedule 13G/A (the "Quaker Schedule 13G") filed on February 14, 2002, by Quaker Capital Management Corporation ("Quaker Capital"). The Quaker Schedule 13G reflects that (A) Quaker Capital, in its capacity as investment advisor, may be deemed to beneficially own 2,172,769 shares of common stock that are owned by various investment advisory clients in accounts over which Quaker Capital has discretionary authority, (B) Quaker Capital and/or its principals and employees own 42,722 shares of common stock, (C) Quaker Capital has shared voting and dispositive power over 1,325,369 shares and sole voting and dispositive power over 847,400 shares owned by its clients and held in accounts over which it has discretionary authority, and (D) Quaker Capital and/or its principals and employees has sole voting and dispositive power over the 42,722 shares owned by Quaker Capital and/or its principals and employees.

(3)  Based on information in Schedule 13G filed February 7, 2002.

(4) Based on information set forth on Form 4 filed on November 13, 2000, by Stephen Feinberg (the "Cerberus Form 4"). The Cerberus Form 4 reflects that
     (A) Cerberus Partners, L.P. is the holder of 314,100 shares of common stock, (B) Cerberus International, Ltd. is the holder of 622,200 shares of common stock, (C) Cerberus Institutional Partners, L.P. is the holder of 91,066 shares of common stock, (D) certain private investment funds hold, in the aggregate, 310,900 shares of common stock, and (E) Mr. Feinberg possesses sole power to vote and direct the disposition of all shares of common stock held by each of Cerberus, Cerberus International, Cerberus Institutional, and the Funds.

(5) Based on information in Schedule 13G/A filed on February 14, 2002, by Terrence D. Daniels, Quad-C Management, Inc., Quad-C IV, L.C., and Quad-C Partners IV, L.P. (the "Quad-C Schedule 13G"). As reflected in the Quad-C
     Schedule 13G, these shares Include (A) an aggregate of 1,177,197 shares held of record by Quad-C Partners IV, L.P. (764,248 shares), Quad-C Partners III, L.P. (410,078 shares) and Quad-C XI, L.C. (2,871), (B) 32,569 shares held directly by Terrence D. Daniels and (C) 10,843 shares held by the Terrence Daniels Trust. The Quad-C Schedule 13G reflects that (x) Quad-C Management is a party to management agreements with the sole general partners of each of Quad-C Partners IV and Quad-C Partners III and, as such, may be deemed to beneficially own the 1,174,326 shares of common stock held in the aggregate by these entities and (y) Quad-C IV, L.C. is the sole general partner of Quad-C Partners IV and, as such, may be deemed to beneficially own the 764,248 shares of common stock held directly by Quad-C Partners IV.

     The Quad-C Schedule 13G also reflects that Terrence D. Daniels (A) is the sole director and controlling stockholder of Quad-C Management and the sole manager and a controlling member of each of the general partners of Quad-C Partners III, Quad-C Partners IV and Quad C XI and, as such, may be deemed to beneficially own the 1,777,197 shares of common stock held in the aggregate by these entities, (B) is the direct beneficial owner of 32,569 shares of common stock, (C) may be deemed to beneficially own 10,843 shares of common stock through his interest in the Terrence Daniels Trust, and (D) has sole voting and dispositive power over all 1,220,609 of these shares of common stock.

(6) Based on information in Schedule 13G filed February 22, 2001, filed by James B. Rubin, Resurgence Asset Management, LLC ("RAM"), Resurgence Asset Management International, LLC ("RAMI"), Re/Enterprise Asset Management, LLC ("REAM"), King Street Ltd., Resurgence Parallel Fund, LLC, M.D. Sass Associates, Inc. Employees Profit Sharing Plan, J.B. Rubin & Company Profit Sharing Plan ("JB Plan"), Resurgence Parallel Fund II, LLC, Resurgence Asset Management Employee Retirement Plan ("RAMERP") and Mid Ocean Capital (the "Resurgence Schedule 13G"). The Resurgence Schedule 13G reflects that, as Chief Investment Officer and/or trustee of the following entities, James
     M. Rubin may be deemed to beneficially own shares of Nucentrix common stock which the following entities own of record or over which they have sole or share with certain other entities voting and dispositive power: (A) RAM (391,418 shares), (B) RAMI (212,749 shares), (C) REAM (368,486 shares), (D)
     JB (208 shares), and (E) RAMERP (181 shares). The Rubin Schedule 13G reports that each of RAM, RAMI and REAM have sole voting and dispositive power over the shares for which they report beneficial ownership (as reflected in the preceding sentence), but state that they exercise voting and dispositive power over such securities solely in their respective capacity as a general partner, special shareholder and/or sole investment adviser of other entities as identified in the Resurgence Schedule 13G and, as such, may be deemed to share voting and dispositive power with each of such entities.

(7) Based on information in Schedule 13G filed June 15, 1999, filed by Georgica Advisors LLC and Richard Reiss (the "Georgica Schedule 13G"). According to the Georgica Schedule 13G, Mr. Reiss and Georgica Advisors have shared voting and dispositive power over an aggregate of 651,832 shares of common stock and Mr. Reiss is the managing member of Georgica Advisors.

(8) Includes 260,040 shares of common stock issuable upon the exercise of options granted under the 1999 Share Incentive Plan, all of which currently are exercisable.

(9) Consists solely of shares of common stock issuable upon the exercise of options granted under the 1999 Share Incentive Plan, all of which currently are exercisable.

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

(10) Includes 60,676 shares of common stock issuable upon the exercise of options granted under the 1999 Share Incentive Plan, all of which currently are exercisable.

(11) Consists of (A) 78,799 shares of common stock held by Condor Partners IV, L.L.C. and (B) 600 shares of common stock issuable upon the exercise of options granted to Mr. Subin under the 1999 Share Incentive Plan, all of which currently are exercisable. As Managing Director of Trendex Capital Management, the investment advisor to Condor, Mr. Subin may be deemed to beneficially own the 78,799 shares held by Condor.

(12) Consists of (A) 99,008 shares held directly by Mr. Weschler and (B) 2,600 shares issuable upon the exercise of options granted to Mr. Weschler under the 1999 Share Incentive Plan, all of which currently are exercisable.

(13) Includes an aggregate of 396,516 shares of common stock issuable upon the exercise of options granted under the 1999 Share Incentive Plan, all of which currently are exercisable.

                              CERTAIN TRANSACTIONS

         Under the terms of a Registration Rights Agreement dated April 1, 1999, among Nucentrix and other parties named in the agreement, Nucentrix filed with the SEC a registration statement registering the offer and sale by various selling stockholders of the common stock received by them under Nucentrix's plan of reorganization. This registration statement was declared effective on December 16, 1999. Nucentrix filed a post-effective amendment no. 1 to this registration statement, which was declared effective on February 14, 2001. Each of the stockholders identified in notes (2), (5) and (7) of the table under "Security Ownership of Principal Stockholders and Management" above as holding shares of our common stock, including the investment advisory clients of Quaker Capital Management Corporation referred to in note (2) of this table, had all of their shares included in the registration statement. R. Ted Weschler, a director of Nucentrix, also had 161,878 shares included in the registration statement, and Neil S. Subin, also a director of Nucentrix, is affiliated with an entity that has 78,799 shares included in the registration statement. See notes (11) and (12) to the table under "Security Ownership of Principal Stockholders and Management." Generally, all fees, costs and expenses of any registration under the registration rights agreement were and will be paid by Nucentrix. Nucentrix remains obligated to use its commercially reasonable best efforts to keep the registration statement continuously effective for up to three years from the original date of its effectiveness, subject to Nucentrix's right to suspend the use of the prospectus for designated corporate purposes specified in the registration rights agreement. Under the registration rights agreement, the selling stockholders will be indemnified by Nucentrix against certain civil liabilities, including liabilities under the Securities Act of 1933.

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